Exhibit 3.1B
                        TEXTRON INC.



         AMENDMENT TO CERTIFICATE OF DESIGNATIONS,
                 PREFERENCES AND RIGHTS OF
       SERIES C JUNIOR PARTICIPATING PREFERRED STOCK

               Pursuant to Section 151 of the
                 General Corporation Law of
                   the State of Delaware


      Textron Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware in accordance with the provisions of Section 103 thereof
(the "Corporation"), does here certify:

      FIRST: That the Corporation filed a Certificate of Designation, Preferences and Rights on March 11, 1986
creating a series of 500,000 shares of preferred stock designated as "Series C Junior Participating Preferred Stock" (the "Certificate of Designation").

       SECOND: That as authorized and directed by a resolution adopted by the Board of Directors of the Corporation (the "Board") at a duly convened meeting of the Board held on September 27, 1995, pursuant to the authority vested in it by the provisions of the Restated Certificate of Incorporation of the Corporation, the Certificate of Designations is hereby amended to increase the number of shares constituting the series from 500,000 to 2,000,000.

      THIRD:   That  none of the shares of the Corporation's
Series C Junior Participating Preferred Stock have been issued as of the date set forth below.

     FOURTH: That the Certificate of Designations is hereby amended to change the Rights Declaration Date (as referenced therein) from March 8, 1986 to September 27, 1995 and that the foregoing amendment to the Certificate of Designations was effected by the following resolution adopted by the Board at a duly convened meeting of the Board held on September 27, 1995, pursuant to the authority vested in it by the provisions of the Restated Certificate of Incorporation of the Corporation;

          FURTHER RESOLVED, that, subject to the filing
     of  an  Amendment to Certificate of  Designations,
     Preferences   and  Rights  of  Series   C   Junior
     Participating  Preferred Stock with the  Secretary
     of State of the State of Delaware, the Certificate
     of Designation, Preferences and Rights of Series C
     Junior Participating Preferred Stock filed by  the
     Corporation  with the Secretary of  State  of  the
     State   of   Delaware  on  March  11,  1986   (the
     "Certificate  of  Designations")  be  amended   to
     change the Rights Declaration Date (as defined in the Certificate of Designations) from March 8,
     1986 to September 27, 1995 and to increase the number of shares constituting the Series C Junior
     Participating  Preferred  Stock  from  500,000  to
     2,000,000.

       FIFTH: That the Amendment to Certificate of Designations, Preferences and Rights of Series C Junior
Participating Preferred Stock has been duly adopted in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.

       SIXTH: That this Amendment to Certificate of Designations, Preferences and Rights of Series C Junior
Participating Preferred Stock shall not become effective until 5:01 p.m., New York City time, on March 20, 1996.

      The Corporation has caused this Certificate to be signed by its Vice President and Deputy General Counsel this 12th day of March 1996.



                              /s/ Arnold M. Friedman
                              Vice President and Deputy
                              General Counsel